Exhibit 99.1

Masimo Reports Second Quarter 2012 Financial Results

Q2 2012 Highlights (compared to Q2 2011):

•	Product revenue rose 12% to $115.3 million

•	Masimo rainbow revenue rose 7% to $9.7 million, including 48% increase in SpHb revenue

•	Shipped 37,300 Masimo SET® and Masimo rainbow® SET units

•	Net income rose to $17.7 million, with EPS of $0.30

Irvine, California, August 1, 2012 – Masimo (NASDAQ: MASI) today announced its financial results for the second quarter ended June 30, 2012.

Masimo’s total second quarter revenue, including royalties, rose 12% to $122.8 million, compared to $109.6 million for the second quarter of 2011. Second quarter 2012 product revenue rose 12% to $115.3 million, compared to $102.6 million for the second quarter of 2011. The company’s worldwide end-user business grew 16% in the second quarter of 2012 and represented 85% of product revenue. OEM sales, which accounted for 15% of total product revenue, declined 5% compared to the same period in 2011. Revenue from sales of Masimo rainbow products rose 7% to $9.7 million in the second quarter, compared to $9.1 million for the second quarter of 2011. Second quarter 2012 rainbow revenue included a 48% increase in total hemoglobin (SpHb) sales, compared to the second quarter of 2011.

Net income for the second quarter was $17.7 million, or $0.30 per diluted share, compared to net income of $17.0 million, or $0.28 per diluted share, in the second quarter of 2011. Net income for the second quarter of 2012 included an income tax benefit resulting from the conclusion of a prior year tax audit, which increased the company’s diluted earnings per share by $0.03.

During the second quarter, the company shipped approximately 37,300 Masimo SET pulse oximetry and Masimo rainbow SET Pulse CO-Oximetry units, excluding handheld units, unchanged from the same prior-year period. Masimo estimates its worldwide installed base as of June 30, 2012 to be 1,033,000 units, up 12% from 922,000 units as of July 2, 2011.

Joe Kiani, Chairman and Chief Executive Officer of Masimo, said, “With 12% growth in our product revenue and worldwide installed base, Masimo continued to significantly outpace market growth. Our end-user, or direct, business delivered even stronger growth at 16% versus the second quarter of 2011, fueled by increased consumable sales in the U.S., Europe, Asia and other regions. This performance is a testament to the superiority of our gold standard Masimo SET pulse oximetry technology and the growing appeal of our breakthrough Masimo rainbow SET platform, which is the first and only platform to provide continuous, noninvasive monitoring of carbon monoxide, total hemoglobin, methemoglobin, fluid responsiveness and respiration rate.”

As of June 30, 2012, cash and cash equivalents were $121.5 million, compared to $129.9 million as of December 31, 2011. The change reflects primarily net cash generated from operations, offset by $7.2 million in cash used to purchase the assets of Spire Semiconductor in March 2012 and $26.3 million in cash used to repurchase shares of Masimo common stock. In the second quarter of 2012, the company completed its full three million share repurchase program authorized by the Board of Directors in August 2011.

Financial Guidance

Masimo today announced the acquisition of PHASEIN, AB and, as a result, is providing updated 2012 financial guidance. Masimo now expects total revenue of approximately $494 million, including $466 million in product revenue and $28 million in royalty revenue. This compares to prior guidance of $458 million in product revenue and $28 million in royalty revenue. As a result of the acquisition, Masimo estimates a $0.04 dilutive impact on its previous 2012 EPS guidance of approximately $1.15. In addition, Masimo is also updating its guidance for the remainder of 2012 to reflect slightly lower product gross profit margin expectations, a slightly higher effective tax rate and the inclusion of first half 2012 foreign exchange losses. The impact of these revisions to guidance is offset by the $0.03 tax benefit the company recognized in the second quarter of 2012. As a result of the acquisition and the other assumptions noted above, the company now expects 2012 GAAP earnings per share to be approximately $1.11, compared to prior guidance of approximately $1.15.

Conference Call

Masimo will hold a conference call today at 1:30 p.m. PT (4:30 p.m. ET) to discuss the results. A live webcast of the conference call will be available online from the investor relations page of the company’s corporate website at www.masimo.com. The dial-in numbers are (888) 520-7182 for domestic callers and +1 (706) 758-3929 for international callers. The reservation code for both dial-in numbers is 10077057. After the live webcast, the call will be available on Masimo’s website through September 1, 2012. In addition, a telephonic replay of the call will be available through August 15, 2012. The replay dial-in numbers are (800) 585-8367 for domestic callers and +1 (855) 859-2056 for international callers. Please use reservation code 10077057.

About Masimo

Masimo (NASDAQ: MASI) is the global leader in innovative noninvasive monitoring technologies that significantly improve patient care—helping solve “unsolvable” problems. In 1995, the company debuted Measure-Through Motion and Low Perfusion pulse oximetry, known as Masimo SET®, which virtually eliminated false alarms and increased pulse oximetry’s ability to detect life-threatening events. More than 100 independent and objective studies demonstrate Masimo SET provides the most reliable SpO2 and pulse rate measurements even under the most challenging clinical conditions, including patient motion and low peripheral perfusion. In 2005, Masimo introduced rainbow® SET Pulse CO-OximetryTM technology, allowing noninvasive and continuous monitoring of blood constituents that previously required invasive procedures, including total hemoglobin (SpHb®), oxygen content (SpOCTM), carboxyhemoglobin (SpCO®), methemoglobin (SpMet®), and Pleth Variability Index (PVI®), in addition to SpO2, pulse rate, and perfusion index (PI). In 2008, the company introduced Masimo Patient SafetyNet™, a remote monitoring and wireless clinician notification system designed to help hospitals avoid preventable deaths and injuries associated with failure to rescue events. In 2009, Masimo introduced rainbow Acoustic MonitoringTM, the first-ever noninvasive and continuous monitoring of acoustic respiration rate (RRa™). Masimo’s rainbow SET technology platform offers a breakthrough in patient safety by helping clinicians detect life-threatening conditions and helping guide treatment options. In 2010, Masimo acquired SEDLine®, a pioneer in the development of innovative brain function monitoring technology and devices. Masimo SET and Masimo rainbow SET technologies can also be found in over 100 multiparameter patient monitors from over 50 medical device manufacturers around the world. Founded in 1989, Masimo has the mission of “Improving Patient Outcomes and Reducing Cost of Care … by Taking Noninvasive Monitoring to New Sites and Applications®.” Additional information about Masimo and its products may be found at www.masimo.com.

Forward-Looking Statements All statements other than statements of historical facts included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements including, in particular, the statements about our financial condition, results of operations and business generally; expectations regarding our ability to design and deliver innovative new noninvasive technologies; and demand for our technologies. These forward-looking statements are based on management’s current expectations and beliefs and are subject to uncertainties and factors, all of which are difficult to predict and many of which are beyond our control and could cause actual results to differ materially and adversely from those described in the forward-looking statements. These risks include, but are not limited to, those related to: our dependence on Masimo SET and Masimo rainbow SET products and technologies for substantially all of our revenue; any failure in protecting our intellectual property exposure to competitors’ assertions of intellectual property claims; the highly competitive nature of the markets in which we sell our products and technologies; any failure to continue developing innovative products and technologies; the lack of acceptance of any of our current or future products and technologies; obtaining regulatory approval of our current and future products and technologies; the risk that the implementation of our international realignment will not continue to produce anticipated operational and financial benefits, including a continued lower effective tax rate; the loss of our customers; the failure to retain and recruit senior management; product liability claims exposure; a failure to obtain expected returns from the amount of intangible assets we have recorded; the maintenance of our brand; the impact of the decline in the worldwide credit markets on us and our customers; the integration of acquisitions; the amount and type of equity awards that we may grant to employees and service providers in the future; and other factors discussed in the “Risk Factors” section of our most recent periodic reports filed with the Securities and Exchange Commission (“SEC”), including our most recent Form 10-K and Form 10-Q, all of which you may obtain for free on the SEC’s website at www.sec.gov. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, even if subsequently made available by us on our website or otherwise. We do not undertake any obligation to update, amend or clarify these forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

# # #

Investor Contact:	Media Contact:
Sheree Aronson	Mike Drummond
(949) 297-7043	(949) 297-7434
saronson@masimo.com	mdrummond@masimo.com

Masimo, SET, Signal Extraction Technology, Improving Patient Outcome and Reducing Cost of Care… by Taking Noninvasive Monitoring to New Sites and Applications, Rainbow, SpHb, SpOC, SpCO, SpMet, PVI, Rainbow Acoustic Monitoring, RRa, Radical-7, Rad-87, Rad-57,Rad-8, Rad-5,Pulse CO-Oximetry, Pulse CO-Oximeter, and SEDLine are trademarks or registered trademarks of Masimo Corporation.

MASIMO CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands)

	June 30, 2012	December 31, 2011
ASSETS
Current assets
Cash and cash equivalents	$121,517	$129,882
Accounts receivable, net of allowance for doubtful accounts	64,517	57,013
Royalties receivable	7,253	7,102
Inventories	45,735	45,944
Prepaid expenses	9,925	9,410
Deferred tax assets	11,561	11,576
Other current assets	4,170	2,008

Total current assets	264,678	262,935
Deferred cost of goods sold	52,023	51,679
Property and equipment, net	21,377	15,239
Intangible assets, net	12,876	11,393
Goodwill	5,633	448
Deferred tax assets	17,083	16,766
Other assets	7,337	7,644

Total assets	$381,007	$366,104

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$22,703	$27,302
Accrued compensation	18,521	19,717
Accrued liabilities	14,633	12,297
Income taxes payable	368	570
Deferred revenue	18,380	16,019
Current portion of capital lease obligations	46	48

Total current liabilities	74,651	75,953
Deferred revenue	842	984
Capital lease obligations, less current portion	51	74
Other liabilities	10,305	9,427

Total liabilities	85,849	86,438
Equity
Masimo Corporation stockholders’ equity:
Common stock	57	58
Treasury stock	(63,664)	(37,396)
Additional paid-in capital	251,779	243,528
Accumulated other comprehensive income	1,217	1,274
Retained earnings	102,835	69,364

Total Masimo Corporation stockholders’ equity	292,224	276,828
Noncontrolling interest	2,934	2,838

Total equity	295,158	279,666

Total liabilities and equity	$381,007	$366,104

MASIMO CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30, 2012	July 2, 2011	June 30, 2012	July 2, 2011
Revenue:
Product	$115,317	$102,555	$227,536	$204,132
Royalty	7,458	7,010	14,467	18,475

Total revenue	122,775	109,565	242,003	222,607
Cost of goods sold	41,343	34,314	81,266	70,524

Gross profit	81,432	75,251	160,737	152,083
Operating expenses:
Selling, general and administrative	47,649	43,673	94,121	85,141
Research and development	11,110	9,446	21,615	19,421

Total operating expenses	58,759	53,119	115,736	104,562

Operating income	22,673	22,132	45,001	47,521
Non-operating income (expense)	(462)	528	(1,044)	722

Income before provision for income taxes	22,211	22,660	43,957	48,243
Provision for income taxes	4,443	5,751	10,423	13,180

Net income including noncontrolling interest	17,768	16,909	33,534	35,063
Net (income) loss attributable to the noncontrolling interest	(71)	129	(63)	(12)

Net income attributable to Masimo Corporation stockholders	$17,697	$17,038	$33,471	$35,051

Net income per share attributable to Masimo Corporation stockholders:
Basic	$0.31	$0.28	$0.58	$0.59

Diluted	$0.30	$0.28	$0.57	$0.57

Weighted average shares used in per share calculations:
Basic	57,141	59,842	57,660	59,720

Diluted	58,084	61,232	58,612	61,096

The following table presents details of the share-based compensation expense that is included in each functional line item in the condensed consolidated statements of income above (in thousands):

	Three Months Ended		Six Months Ended
	June 30, 2012	July 2, 2011	June 30, 2012	July 2, 2011
Cost of goods sold	$171	$135	$330	$281
Selling, general and administrative	3,113	3,132	6,056	5,647
Research and development	749	874	1,451	1,646

Total	$4,033	$4,141	$7,837	$7,574

MASIMO CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Six Months Ended
	June 30, 2012	July 2, 2011
Cash flows from operating activities:
Net income including noncontrolling interest	$33,534	$35,063
Adjustments to reconcile net income including noncontrolling interest to net cash provided by operating activities:
Depreciation and amortization	3,973	3,840
Share-based compensation	7,837	7,574
Provision (benefit) for doubtful accounts	(216)	92
Provision for obsolete inventory	533	850
Provision for warranty costs	1,222	1,334
Benefit from deferred income taxes	(319)	—
Income tax benefit from exercise of stock options granted prior to January 1, 2006	138	1,058
Excess tax (deficit) benefit from share-based payment arrangements	285	(89)
Changes in operating assets and liabilities:
Increase in accounts receivable	(7,154)	(2,433)
(Increase) decrease in royalties receivable	(151)	4,748
(Increase) decrease in inventories	152	(776)
Increase in deferred cost of goods sold	(367)	(5,135)
Increase in prepaid expenses	(325)	(2,043)
Increase in other assets	(1,896)	(101)
Decrease in accounts payable	(5,410)	(2,045)
Decrease in accrued compensation	(1,166)	(6,257)
Increase (decrease) in accrued liabilities	310	(831)
Increase (decrease) in income taxes payable	(485)	676
Increase (decrease) in deferred revenue	2,218	(1,394)
Increase (decrease) in other liabilities	(1,544)	654

Net cash provided by operating activities	31,169	34,785

Cash flows from investing activities:
Purchases of property and equipment	(4,842)	(2,123)
Increase in intangible assets	(1,220)	(848)
Cash paid for acquisition	(7,150)	—

Net cash used in investing activities	(13,212)	(2,971)

Cash flows from financing activities:
Repayments of capital lease obligations	(23)	(27)
Proceeds from issuance of common stock	593	5,127
Excess tax deficit (benefit) from share-based payment arrangements	(285)	89
Repurchases of common stock	(26,268)	—

Net cash provided by (used in) financing activities	(25,983)	5,189

Effect of foreign currency exchange rates on cash	(339)	386

Net increase (decrease) in cash and cash equivalents	(8,365)	37,389
Cash and cash equivalents at beginning of period	129,882	88,305

Cash and cash equivalents at end of period	$121,517	$125,694